UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14D-9
(RULE 14D-101)
SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(D)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934
MEDQUIST INC.
(NAME OF SUBJECT COMPANY)
MEDQUIST INC.
(NAME OF PERSONS FILING STATEMENT)
Common Stock, no par value per share
(Title of Class of Securities)
584949101
(CUSIP Number of Class of Securities)
MARK R. SULLIVAN
GENERAL COUNSEL, CHIEF COMPLIANCE OFFICER & SECRETARY
MEDQUIST INC.
1000 BISHOPS GATE BLVD, SUITE 300
MOUNT LAUREL, NJ 08054-4632
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
NOTICE AND COMMUNICATIONS ON BEHALF OF PERSONS FILING STATEMENT)
☑ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     On January 21, 2011, CBaySystems Holdings Limited, a British Virgin Islands company (“CBay”) issued a press release announcing that it intends to commence an offer to exchange one share of CBay common stock for each outstanding share of MedQuist Inc. (“MedQuist”) common stock that it does not currently own or have the right to acquire (the “Exchange Offer”). CBay currently owns approximately 69.5% of MedQuist’s outstanding shares of common stock and has entered into an agreement with certain MedQuist shareholders who own approximately 12.7% of MedQuist’s outstanding shares of common stock to exchange one share of CBay common stock for each share of MedQuist common stock owned by such shareholders (the “Private Exchange”). The exchange ratio gives effect to CBay’s previously announced reverse share split, pursuant to which every 4.5 shares of CBay common stock outstanding prior to the split will convert to one share of CBay common stock post-split. CBay announced that the consummation of the Exchange Offer is subject to the satisfaction or waiver of certain conditions, including CBay’s redomiciliation as a Delaware corporation, the completion of CBay’s proposed U.S. initial public offering and the consummation of the Private Exchange. Assuming consummation of the Private Exchange, a full exchange in the Exchange Offer would increase CBay’s ownership in MedQuist to 100%.
     At the request of the Board of Directors of MedQuist (the “Board”), the Audit Committee of the Board (the “Audit Committee”) has reviewed and considered the Exchange Offer with its independent financial and legal advisors and, based solely upon the information provided to it by CBay and MedQuist, believes that the Exchange Offer will be fair to MedQuist shareholders (other than CBay and the shareholders participating in the Private Exchange) and, once the Exchange Offer has been commenced, intends to recommend that the MedQuist shareholders accept the Exchange Offer and tender their shares.
Important Information about the Exchange Offer
The Exchange Offer described above has not yet commenced. This filing is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Exchange Offer will be made pursuant to an offer to exchange and related materials that CBay intends to file with the Securities and Exchange Commission. If and when the Exchange Offer is commenced, CBay will be required to file, among other documents, a tender offer statement on Schedule TO with the Securities and Exchange Commission and thereafter MedQuist will be required to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Exchange Offer. The Schedule TO (including an offer to exchange, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement on Schedule 14D-9 will contain important information that should be read carefully and considered before any decision is made with respect to the Exchange Offer. These materials will be sent free of charge to all MedQuist stockholders when available. In addition, all of these materials (and all other materials filed by CBay and MedQuist with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by MedQuist by contacting the Company at 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054-4632, (856) 206-4000, Attention: Secretary.
Some of the statements contained herein constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are not historical facts but rather are based on current expectations, estimates and projections regarding the Exchange Offer and MedQuist’s and CBay’s business, operations and other factors relating thereto. Words such as “intends,” “may,” “will,” “could,” “would,” “should,” “anticipate,”

“predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. The forward-looking statements contained herein include, without limitation, statements about the Audit Committee’s intention to recommend the Exchange Offer. These statements are only predictions and as such are not guarantees of future actions or performance and involve risks, uncertainties and assumptions that are difficult to predict.

SIGNATURE
     After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

MEDQUIST INC.
By:	/s/ Mark R. Sullivan
	Name:	Mark R. Sullivan
	Title:	General Counsel, Chief Compliance Officer & Secretary

Dated: January 21, 2011